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                  In The United States Bankruptcy Court
                   For the Western District of Missouri


                                                  )
In re                                             )          Chapter 11
                                                  )
PAYLESS CASHWAYS, INC.,                           )          Case No.  97-50543
                                                  )
                                    Debtor.       )

                    FIRST AMENDED PLAN OF REORGANIZATION

         The Debtor (as hereafter defined) proposes the following first amended plan of reorganization pursuant to the provisions of 11 U.S.C. ss.ss. 1101, et seq.
                                   ARTICLE I.
                                  DEFINITIONS

         The terms set forth in this Article I shall have the respective meanings hereinafter set forth. Any capitalized term used but not otherwise defined herein shall have the meaning given to that term in the Code (as hereinafter defined).

         1.1. "Administrative Expenses" shall mean, collectively, (a) any cost or expense of administration of the Chapter 11 Case allowed under ss. 503(b) or 507(a)(1) of the Code including, without limitation, any such allowed item constituting (i) an actual and necessary post-Filing Date expense of preserving the Debtor's estate, (ii) an actual and necessary post-Filing Date expense of operating the businesses of the Debtor including, without limitation, post-Filing Date loans or other advances or extensions of credit to the Debtor, including amounts advanced to, or credited to the account of the Debtor, or
(iii) the amount of any Allowed Claims for reclamation pursuant to ss. 546(c) of the Code, and (b) and fees or charges assessed against the Debtor's estate under title 28, United States Code, section 1930.

         1.2. "Adverse Determination" shall mean a ruling by the Bankruptcy Court that including, in the distribution under the Plan to Allowed Class 2A Claims, all or a specified portion of the shares of New Payless Common Stock otherwise distributable to Allowed Class 4A Interests and/or Class 5A Interests to the extent provided in Sections 3.4(a), 3.6 and 3.7 of the Plan would violate applicable provisions of the Code and thereby render the Plan not capable of being confirmed under ss. 1129 of the Code.

          1.3. "Agent" shall mean CIBC as coordinating and collateral agent for the DIP Facility.

         1.4.  "Allowed Amount" shall mean, with respect to a particular  Claim,
(a) the amount of a Claim that is listed in the Debtor's Schedules, as they may from time to time be amended in accordance with Rule 1009 of the Bankruptcy Rules, as not disputed, contingent or unliquidated,


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if the holder of such  Claim has not filed a proof of claim with the  Bankruptcy
Court within the applicable period of limitation fixed by the Bankruptcy Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, or (b) if a holder of a Claim has filed a proof of claim with the Bankruptcy Court within the applicable period of limitation fixed by the Bankruptcy Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules: (i) the amount stated in such proof of claim if no objection to such proof of claim has been interposed within the applicable period of limitations fixed by the Code or applicable Bankruptcy Rules or as otherwise fixed by the Bankruptcy Court, or (ii) such amount as shall be fixed by an order of the Bankruptcy Court which has become a Final Order if an objection has been interposed within the applicable period of limitations fixed by the Code, applicable Bankruptcy Rules, or the Bankruptcy Court. "Allowed Amount" shall not include any interest on or fees with respect to a Claim which have accrued after the Filing Date except with respect to Class 2 Claims to the extent (i) permitted by ss. 506(b) of the Code or (ii) made as adequate protection payments under ss. 363(e) of the Code. "Allowed Amount" shall mean, with respect to a particular Interest, (a) that number of shares represented by such Interest as set forth in the Debtor's stock transfer agent's records, as they may be amended and updated from time to time, if no objection to such Interest has been interposed within the applicable period of limitations fixed by the Bankruptcy Court, or (b) that number of shares represented by such Interest as shall be fixed by an order of the Bankruptcy Court which has become a Final Order, if an objection to such Interest has been interposed within the applicable period of limitations fixed by the Bankruptcy Court.

         1.5. "Allowed Claim" or "Allowed Class ___________ Claim" shall mean any such Claim for which an Allowed Amount has been determined.

         1.6. "Allowed Interest" or "Allowed Class _________ Interest" shall mean any such Interest for which an allowed Amount has been determined.

         1.7. "Bank Parties" shall have the meaning set forth in Section 11.7 of the Plan.

         1.8. "Bankruptcy Court" shall mean that unit of the United States District Court for the Western District of Missouri consisting of those bankruptcy judges in regular active service in such district to whom such District Court has referred bankruptcy cases and proceedings pursuant to 28 U.S.C. ss. 157(a).

         1.9. "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as amended from time to time, as the same shall be applicable to the Chapter 11 Case.

         1.10. "Business Day" shall mean any day except Saturday, Sunday and any other day on which commercial banks in New York City are authorized to close.

         1.11. "Cash" shall mean cash, cash equivalents and other readily marketable direct obligations of the United States of America and certificates of deposit issued by banks.

         1.12. "Chapter 11 Case" shall mean the case under chapter 11 of the Code commenced by the Debtor on the Filing Date.


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         1.13.  "CIBC" shall mean Canadian Imperial Bank of Commerce.

         1.14. "Class" shall mean a group of Claims or Interests, consisting of Claims or Interests which are substantially similar to each other, as classified pursuant to the Plan.

         1.15. "Class 2A Effective Date Payments" shall mean the payments to be distributed to the holders of Allowed Class 2A Claims on the Effective Date in accordance with the provisions of Sections 3.4(a)(i) and 3.4(a)(ii) of the Plan.

         1.16. "Class 3A Entitlement" shall mean a number of shares of New Payless Common Stock equal to (a) 19,000,000, minus (b) the number of shares of New Payless Common Stock to be distributed to the holders of the Allowed Class 2A Claims pursuant to Section 3.4(a) of the Plan (i.e., 10,800,000 shares, subject to adjustment as provided in clauses (1), (2) and (4) of the proviso to
Section 3.4(a)(iv)), plus (c) the number of any additional shares of New Payless Common Stock to be distributed to the holders of Class 3A Claims pursuant to Sections 3.4(a), 3.6 and 3.7 of the Plan.

         1.17. "Closed Store Value" shall mean the value of the Closed Synthetic Lease Stores, as determined pursuant to Section 3.4(c).

         1.18. "Closed Synthetic Lease Stores" shall mean the Debtor's Store Nos. 249 (Lake Jackson, TX) and 257 (St. Cloud, MN); provided, however, that if either or both of these stores have been sold prior to the Effective Date, and the net cash proceeds thereof put into the Synthetic Lease Escrow, all references in the Plan to such closed store or stores shall be deemed to be a reference to the proceeds contained in the Synthetic Lease Escrow.

         1.19. "Code" shall mean the Bankruptcy Reform Act of 1978 as amended, 11 U.S.C. ss.ss. 101 et seq., as the same shall be applicable to the Chapter 11 Case.

         1.20. "Collateral" shall have the meaning set forth in the definition of "New Term Notes."

         1.21.   "Company"  shall  mean  Payless  Cashways,   Inc.,  a  Delaware
corporation, as reorganized pursuant to the Plan.

         1.22. "Confirmation Date" shall mean the date the Confirmation Order is entered.

         1.23. "Confirmation Order" shall mean an order entered by the Bankruptcy Court confirming the Plan under ss. 1129 of the Code.

         1.24. "Corporate Reorganization" shall mean the merger of the Debtor with and into the Company, as described in Section 6.1.

         1.25.  "Debtor" shall mean Payless, as debtor and debtor-in-possession.


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         1.26. "Designated Collateral" shall mean (i) inventory at the 29 stores to be closed pursuant to the Debtor's June 27, 1997 Restructuring Presentation (the "Business Plan"), (ii) the real estate interests in 9 of such stores to be closed (and the 7 properties currently held for sale) and any related fixtures and equipment which presently secure the Existing Credit Facility (iii) the tax refund resulting from the Small Business Job Retention Act of 1996 and filed for by the Debtor on October 9, 1996 and (iv) the proceeds of the promissory notes (in the aggregate principal amount of approximately $1,050,000) presently pledged to the Existing Lenders in connection with prior store dispositions and which mature on December 1, 1997.

         1.27. "Designated Consummation Date" shall mean a particular day to be designated on or before the tenth (10th) day following the Confirmation Date by the Debtor, in its judgment reasonably exercised after consultation with the Pre-petition Agent, the Agent, and the Underwriters, which is at least ten (10) but not more than thirty (30) days after the Confirmation Date.

         1.28. "DIP Facility" shall mean that certain debtor-in-possession financing agreement and documents related thereto (each as amended, supplemented, or modified from time to time), entered into among the Company, CIBC, as Agent, and certain other financial institutions, authorized pursuant to the Interim and Final Orders Authorizing Debtor to Obtain Post-Petition Financing Pursuant to 11 U.S.C. ss.ss. 105, 361, 362, 364(c)(1), 364(c)(2), 364
(c)(3) and 364(d)(1) and to Utilize Cash Collateral Pursuant to 11 U.S.C. ss. 363 and Granting Adequate Protection to Pre-Petition Secured Parties, entered by the Bankruptcy Court on July 21, 1997 and August 20, 1997, respectively.

         1.29. "DIP Lenders" shall mean those financial institutions referenced in the definition of DIP Facility.

         1.30. "Disallowed Amount" shall mean, with respect to a particular Disputed Claim, that amount which is equal to the difference, if any, between the Face Amount of such Disputed Claim and the Allowed Amount of the Subsequently Allowed Claim related thereto.

         1.31. "Disallowed Interest" shall mean, with respect to a particular Disputed Interest, that number of shares equal to the difference, if any, between the Face Amount of the Disputed Interest and the Allowed Amount of the Subsequently Allowed Interest related thereto.

         1.32. "Disclosure Statement" shall mean that certain disclosure statement for the Debtor filed with the Bankruptcy Court on the Filing Date, as the same may be amended from time to time.

         1.33. "Disputed Claim" or "Disputed Class ________ Claim" shall mean any Claim for which an Allowed Amount has not yet been determined, and with respect to which an objection has been interposed on or prior to the Confirmation Date or such other date as may be fixed by the Bankruptcy Court and not subsequently withdrawn or finally resolved. An application, motion, complaint or any other legal pleading to subordinate or dismiss a Claim shall be deemed an objection thereto.


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         1.34.  "Disputed Interest" or "Disputed Class _________ Interest" shall mean any Interest for which an Allowed Amount has not yet been determined, and with respect to which an objection has been interposed on or prior to the Confirmation Date or such other date as may be fixed by the Bankruptcy Court and
not  subsequently  withdrawn  or  finally  resolved.  An  application,   motion,
complaint or any other legal pleading seeking to subordinate an Interest shall be deemed an objection thereto.

         1.35. "Distribution Date" shall mean the Effective Date and each subsequent date as may be chosen by the Debtor (but, subject to Section 5.14 of the Plan, not more than six calendar months after the preceding Distribution
Date) for the making of distributions under the Plan.

         1.36.  "Effective Date" shall mean the first Business Day:

         (a)    after the Designated Consummation Date;

         (b)    on which no stay of the Confirmation Order is in effect; and

         (c) on which all conditions set forth in Section 7.1 of the Plan have occurred or been waived as provided in the Plan.

         1.37. "Equity Committee" shall mean the Equity Shareholders Committee appointed in the Chapter 11 Case by the United States Trustee For The Western District of Missouri, as the membership of such Committee is from time to time constituted and reconstituted.

         1.38. "Existing Credit Facility" shall mean (i) the Amended and Restated Credit Agreement, dated as of October 3, 1996 among the Debtor, certain banks and financial institutions party thereto, CIBC, as administrative agent and collateral agent, and The Bank of Nova Scotia, NationsBank of Texas, N.A. and Bank of America National Trust and Savings Association, as co-agents and
(ii) documentation with respect to cash management obligations, interest rate swap obligations and foreign exchange obligations owing to Existing Lenders, as each of the same may have been subsequently amended, modified or supplemented.

         1.39.   "Existing   Lenders"   shall  mean  those   certain   financial
institutions party to the Existing Credit Facility.

         1.40. "Existing Prudential Facility" shall mean the Loan Agreement dated June 20, 1989 among the Debtor, Knox Home Centers, Inc., Somerville Lumber and Supply Co., Inc. and The Prudential Insurance Company of America or its successor in interest, as the same may have been subsequently amended, modified or supplemented.

         1.41. "Existing Synthetic Lease Facility" shall mean the Participation Agreement dated as of February 23, 1995 among the Debtor, as Lessee and as Construction Agent, Wilmington Trust Company, as Certificate Trustee, the persons described therein, as Certificate Purchasers, the persons listed therein, as Lenders, and BA Leasing & Capital Corporation, as Agent for the Lenders and Certificate Purchasers, together with certain agreements entered into in connection therewith, all as may have been subsequently amended, modified or supplemented.


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         1.42. "Exit Facility" shall mean a revolving credit facility  evidenced by the applicable portion of the New Credit Agreement, pursuant to which the Exit Notes are to be issued, having substantially the terms described in Section XIV of the Term Sheet attached hereto as Exhibit A.

         1.43. "Exit Lenders" shall mean those certain financial institutions party to the Exit Facility.

         1.44. "Exit Notes" shall mean the notes issued by the Company pursuant to the Exit Facility, bearing interest at a rate per annum equal to LIBOR (as defined in the New Credit Agreement) plus 2.5% and maturing on May 31, 2002.

         1.45. "Face Amount" shall mean, with respect to a particular Claim, (a) if the holder of such Claim has not filed a proof of claim with the Bankruptcy Court within the applicable period of limitation fixed by the Bankruptcy Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, the amount of such Claim that is listed in the Debtor's Schedules, as not disputed, continent or unliquidated; or (b) if the holder of such Claim has filed a proof of claim with the Bankruptcy Court within the applicable period of limitation fixed by the Bankruptcy Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, either (i) the liquidated amount, if any, stated in such proof of claim if the amount of such Claim has not been estimated by the Bankruptcy Court pursuant to a Final Order, or (ii) the estimated amount thereof if the amount of such Claim has been estimated by the Bankruptcy Court pursuant to a Final Order. "Face Amount" shall mean, with respect to a particular Interest, the number of shares represented by such Interest if such Interest were not disputed.

         1.46.  "Filing Date" shall mean July 21, 1997.

         1.47. "Final Order" shall mean an order or judgment of the Bankruptcy Court (a) which is not the subject of a pending appeal, petition for certiorari, or other proceedings for review, rehearing, or reargument, (b) which has not been reversed, stayed, modified or amended, and (c) respecting which the time to appeal from or to petition for certiorari or to seek review, rehearing, or reargument of such order shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules and other applicable law.

         1.48. "Interests" shall mean the rights of the holders of the issued and outstanding shares of Old Payless Preferred Stock or Old Payless Common Stock determined as of the Effective Date.

         1.49. "Market Rate" shall mean such rate of interest as shall be determined by the Bankruptcy Court to result in a value for the distributions to be made pursuant to paragraph 3.2 of the Plan equal to the minimum value set forth in ss. 1129(a)(9)(C) of the Code.

         1.50.  "Net Cash  Proceeds"  shall mean (a) cash  proceeds  (including, without limitation, all cash proceeds by way of (i) deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received and (ii) receivables and other assets retained as consideration), minus (b) reasonable and customary brokerage commissions and other


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reasonable and customary fees and expenses  (including  reasonable and customary fees and expenses of counsel and investment bankers and reasonable and customary inventory liquidation costs) related to the realization of such cash proceeds, minus (c) payments made to retire indebtedness (other than indebtedness outstanding under the Existing Credit Facility) secured by such assets being sold or otherwise disposed of where payment of such indebtedness is required in connection with such sale or disposition.

         1.51. "New Credit Agreement" shall mean the credit agreement among the Company, CIBC, as coordinating and collateral agent, the Existing Lenders, the Exit Lenders and certain other financial institutions party thereto, which will be dated the Effective Date and which will evidence the Exit Facility and the Post-Consummation Facility and pursuant to which the Exit Notes and the New Term Notes will be issued. The term "New Credit Agreement" also includes all related documents executed in connection therewith.

         1.52. "New Payless Common Stock" shall mean the shares of common stock, par value $0.01 per Share, authorized by the certificate of incorporation of the Company, a copy of which is annexed hereto as Exhibit B, which are to be distributed by the Company on or after the Effective Date to holders of Allowed Class 2A Claims, Class 3A Claims, Class 4A Interests and Class 5A Interests as set forth in the Plan. As of the Effective Date, 20,000,000 shares of New Payless Common Stock will be available for distribution under the Plan.

         1.53. "New Prudential Facility" shall mean that certain Amended and Restated Loan Agreement to be executed and delivered by the Company in favor of The Prudential Insurance Company of America or its successor in interest, in form and substance satisfactory to the Debtor, the Required Existing Lenders and the Required Exit Lenders, to be entered into as of the Effective Date, or such other agreement as may be approved by the Bankruptcy Court pursuant to ss. 1129(b) of the Code after notice and a hearing.

         1.54. "New Prudential Note Amount" shall mean the sum of (i) $97,400,000 (less any principal payments actually paid and applied to reduce the amount of Class 2B Claims during the Chapter 11 Case as a result of any sale of Prudential Real Estate) plus (ii) if the Effective Date occurs on or before January 1, 1998, all interest accrued under the Existing Prudential Facility at the non-default rate through the Effective Date.

         1.55. "New Prudential Notes" shall mean the notes that are secured by a first lien on the same collateral that secures the Existing Prudential Facility and are issued pursuant to the New Prudential Facility, in the aggregate amount of the New Prudential Note Amount, which New Prudential Notes shall have an interest rate of LIBOR (as defined in the New Prudential Facility) plus 4% payable monthly in arrears, a final maturity of the seventh anniversary of the Effective Date, yearly amortization, commencing on the first anniversary of the Effective Date, of $4,000,000, a default rate of LIBOR plus 6%, and such other terms and conditions as are set forth in the New Prudential Facility Term Sheet attached hereto as Exhibit D and such other terms as are satisfactory to the Debtor, the Required Existing Lenders, the Required Exit Lenders and the holders of Class 2B Claims, or such other terms and conditions as are set forth in the New Prudential Facility.


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         1.56. "New Synthetic Lease Facility" shall mean that certain  Financing
Agreement to be executed and delivered by the Company in favor of the holders of Class 2C Claims (or the agent under the Existing Synthetic Lease Facility for their benefit), in form and substance satisfactory to the Debtor, the Required Existing Lenders and the Required Exit Lenders, to be entered into as of the Effective Date, or such other agreement as may be approved by the Bankruptcy Court pursuant to ss. 1129(b) of the Code after notice and a hearing.

         1.57. "New Synthetic Lease Notes" shall mean the notes, secured by the Remaining Synthetic Lease Stores, issued under the New Synthetic Lease Facility in the aggregate amount of the Remaining Store Value having an interest rate of LIBOR (as defined in the New Synthetic Lease Facility) plus 2.05% per annum, a maturity of four and one-half years after the Effective Date and no prior amortization, or such other terms and conditions as are set forth in the New Synthetic Lease Facility.

         1.58. "New Term Notes" shall mean the term loan notes issued by the Company pursuant to the Post-Consummation Facility in an aggregate amount equal to the sum of (i) $273,000,000 plus (ii) the excess, if any, of (a) $47,800,000 over (b) the Net Cash Proceeds from the sale or other liquidation, after the Filing Date, of Designated Collateral securing the Allowed Class 2A Claims, which Net Cash Proceeds shall have been paid to any of the holders of Allowed Class 2A Claims on or prior to the Effective Date in reduction of their Allowed Class 2A Claims minus (iii) the lesser of (1) $8,000,000 and (2) the excess, if any, of (a) the amount calculated pursuant to clause (ii)(b) above over (b) $47,800,000. The New Term Notes shall be secured by the same collateral securing the Exit Facility (collectively, the "Collateral"). The New Term Notes shall bear interest at a rate per annum equal to LIBOR (as defined in the New Credit Agreement) plus 2.5%, shall mature on November 30, 2002 and shall also have the other terms and conditions as are set forth in the Post-Consummation Facility. The rights of the holders of the New Term Notes with respect to the Collateral shall be subject and subordinate to all obligations owing with respect to the Exit Facility.

         1.59. "Old Payless Common Stock" shall mean all authorized, issued and outstanding shares of common stock, par value $0.01 per share, of the Debtor as of the Filing Date.

         1.60. "Old Payless Preferred Stock" shall mean all authorized, issued and outstanding shares of Cumulative Preferred Stock, par value $1.00 per share, of the Debtor as of the Filing Date.

         1.61. "Payless" shall mean Payless Cashways, Inc., an Iowa corporation, prior to its reorganization pursuant to the Plan.

         1.62. "Plan" shall mean this First Amended Plan of Reorganization and all exhibits hereto, which are incorporated herein by reference hereto, and any amendments or modifications hereto.

         1.63. "Post-Consummation Facility" shall mean a term loan facility evidenced by the applicable portions of the New Credit Agreement, pursuant to which the New Term Notes are to be issued, having substantially the terms described in Section II.B of the Term Sheet attached hereto as Exhibit A.

         1.64. "Prepetition" shall mean arising or accruing prior to the Filing Date.

         1.65. "Prepetition Agent" shall mean, CIBC in its capacity as administrative and collateral agent under the Existing Credit Facility.

         1.66. "Priority Status" shall mean the priority in distribution which is afforded to certain unsecured Claims pursuant to ss. 507(a) of the Code.

         1.67. "Priority Tax Claims" shall mean all Claims that are entitled to priority underss. 507(a)(8) of the Code.

         1.68.  "Pro Rata" shall mean:

         (a) with respect to Allowed Claims, the same proportion that the Allowed Amount of a Claim of a creditor in any Class of Claims bears to the sum of:

                  (i) the  aggregate  Allowed  Amounts  of  all Claims  of  that particular Class of Claims;  plus

                  (ii)the   aggregate   Face  Amounts  of  all  Claims  of  that
                      particular Class of Claims which are subject to dispute as of the Distribution Date, as reduced from time to time as and to the extent that the Disallowed Amounts of such Claims are determined not to be allowed or to the extent the amounts thereof become Allowed Amounts and are thereafter included in the immediately preceding clause
                      (i);

         (b) with respect to Disputed Claims, the same proportion that the Face Amount of a Disputed Claim of a creditor in any Class of Claims bears to the aggregate of:

                  (i) the    aggregate   Allowed   Amounts of all Claims of that
                      particular Class of Claims; plus

                  (ii)the   aggregate   Face  Amounts  of  all  Claims  of  that
                      particular Class of Claims which are subject to dispute as of the Distribution Date, as reduced from time to time as and to the extent that the Disallowed Amounts of such Claims are determined not to be allowed or to the extent the amounts thereof become Allowed Amounts and are thereafter included in the immediately preceding clause
                      (i);

         (c) with respect to Allowed Interests, the same proportion that the Allowed Interest of an interest holder in any Class of Interests bears to the aggregate of:

                  (i) the  aggregate Allowed Amounts  of  all  Interests of that particular Class of Interest; plus

                  (ii)the  aggregate  Face  Amounts  of all  Interests  of  that particular Class of Interests which are subject to dispute as of the Distribution Date, as reduced from time to time as and to the extent that the Disallowed Amounts of such Interests are determined not to be allowed or to the extent the amounts thereof become Allowed Amounts and are thereafter included in the immediately preceding clause
                      (i); and

         (d) with respect to Disputed Interests, the same proportion that the Face Amount of a Disputed Interest of an interest holder in any Class of Interests bears to the aggregate of:

                  (i) the  aggregate Allowed Amounts  of  all  Interests of that particular Class of Interest; plus

                  (ii)the  aggregate  Face  Amounts  of all  Interests  of  that particular Class of Interests which are subject to dispute as of the Distribution Date, as reduced from time to time as and to the extent that the Disallowed Amounts of such Interests are determined not to be allowed or to the extent the amounts thereof become Allowed Amounts and are thereafter included in the immediately preceding clause
                      (i).

         1.69. "Prudential Real Estate" shall mean the real property subject to those certain mortgages, deeds of trust and other security instruments granted by the Debtor pursuant to the Existing Prudential Facility.

         1.70. "Required Existing Lenders" shall mean financial institutions party to the Existing Credit Facility comprising more than one half in number of all such financial institutions and holding at least two-thirds of the aggregate amount of the Allowed Class 2A Claims.

         1.71. "Required Exit Lenders" shall mean Exit Lenders holding at least two-thirds of the aggregate commitments under the Exit Facility.

         1.72. "Remaining Store Value" shall mean the value of the Remaining Synthetic Lease Stores, as determined pursuant to Section 3.4(c).

         1.73. "Remaining Synthetic Lease Stores" shall mean the Debtor's Stores Nos. 248 (Bloomington, IN), 255 (Overland Park, KS) and 258 (S. Las Vegas, NV).

         1.74. "Schedules" shall mean the schedules of assets and liabilities filed by the Debtor with the Bankruptcy Court, as they may be amended or supplemented from time to time in accordance with Rule 1009 of the Bankruptcy Rules.

         1.75.  "Senior   Subordinated  Notes"  shall  mean  all  9-1/8%  Senior
Subordinated Notes due April 15, 2003 issued and outstanding pursuant to the Senior Subordinated Note Indenture as of the Filing Date.

         1.76. "Senior Subordinated Note Indenture" shall mean that certain Indenture of Trust dated April 20, 1993, between the Debtor and the Trustee as the same may have been subsequently amended, modified or supplemented.

         1.77. "Subsequent Allowance Fraction" shall mean, when applied to a distribution of property to be made by the Debtor pursuant to the Plan to a holder of a particular Subsequently Allowed Claim or Subsequently Allowed Interest, that fraction having a numerator equal to the Allowed Amount of such Subsequently Allowed Claim or Subsequently Allowed Interest, as the case may be, and the denominator of which is the Face Amount of such Subsequently Allowed Claim or Subsequently Allowed Interest, as the case may be.

         1.78. "Subsequently Allowed Claim" shall mean any Claim for which an Allowed Amount is fixed after the Effective Date.

         1.79. "Subsequently Allowed Interest" shall mean any Interest for which an Allowed Amount is fixed after the Effective Date.

         1.80. "Synthetic Lease Escrow" shall mean the account, if any, established to receive and hold any net cash proceeds from the sale, prior to the Effective Date, of any Closed Synthetic Lease Stores.

         1.81. "Treatment Option" shall mean the alternative methods of treating a secured Claim in a plan of reorganization as provided in ss. 1124 of the Code and set forth in Section 3.4(d) of the Plan, so that such Claim is not impaired by the terms of such plan of reorganization.

         1.82. "Trustee" shall mean United States Trust Company of New York, as trustee under the Senior Subordinated Note Indenture.

         1.83. "Underwriters" shall mean CIBC Wood Gundy Securities Corp., NationsBank, N.A., Goldman, Sachs Credit Partners, L.P, and Lehman Commercial Paper Inc.

         1.84. "Unsecured Creditors' Committee" shall mean the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case by the United States Trustee For The Western District of Missouri, as the membership of such Committee is from time to time constituted and reconstituted.

                                ARTICLE II.

                   CLASSIFICATION OF CLAIMS AND INTERESTS

         For purposes of the Plan, Claims and Interests are classified as follows:

         2.1. "Class 1 Claims" shall consist of all Prepetition Claims against the Debtor which are entitled to Priority Status, other than Administrative Expenses and Priority Tax Claims.

         2.2. "Class 2A Claims" shall mean claims under or in respect of the Existing Credit Facility.

         2.3. "Class 2B Claims" shall mean claims under or in respect of the Existing Prudential Facility.

         2.4. "Class 2C Claims" shall mean claims under or in respect of the Existing Synthetic Lease Facility in an aggregate amount equal to the Remaining Store Value.

         2.5. "Class 2D Claims" shall consist of all secured, Prepetition Claims against the Debtor, each determined in accordance with ss.ss. 506(a) and 1111 of the Code, that are not Allowed Class 2A Claims, Class 2B Claims or Class 2C Claims.

         2.6. "Class 3A Claims" shall consist of all unsecured, Prepetition Claims against the Debtor not entitled to Priority Status, including Claims under the Senior Subordinated Notes, other than Class 3B Claims.

         2.7. "Class 3B Claims" shall consist of all unsecured, Prepetition Claims against the Debtor not entitled to Priority Status in an Allowed Amount not greater than $1,000, or as to which the holder has agreed in writing, pursuant to an election set forth on the ballot for voting on the Plan, to reduce such Claim to $1,000 and to release and waive any further or additional Class 3A Claims or Class 3B Claims against the Debtor.

         2.8. "Class 4A Interests" shall consist of all shares of Old Payless Preferred Stock, together with any rights of the holders thereof to any accrued dividends, and together with all claims arising from rescission of a purchase or sale thereof, damages arising from the purchase or sale thereof, or for reimbursement or contribution allowed under Section 502 of the Code on account of such a claim.

         2.9. "Class 5A Interests" shall consist of all shares of Old Payless Common Stock together with all claims arising from rescission of a purchase or sale thereof, damages arising from the purchase or sale thereof, or for reimbursement or contribution allowed under Section 502 of the Code on account of such a claim.

                                  ARTICLE III.

                      TREATMENT OF CLAIMS AND INTERESTS

         3.1. Treatment of Administrative Expenses. Each holder of an Administrative Expense shall be paid, in accordance with Articles IV and V hereof, the Allowed Amount of such holder's Claim in full, in cash, under any of the following clauses chosen at the option of the Debtor with the consent of the Required Existing Lenders and the Required Exit Lenders in their respective judgments reasonably exercised, (a) on the Effective Date, or (b) if payment is before the Effective Date, on such other date as the Bankruptcy Court may fix, or (c) in the ordinary course of business as said Claim matures, or (d) upon such other less favorable terms as may be agreed upon by such holder and the Debtor.

         3.2. Treatment of Priority Tax Claims. Each holder of a Priority Tax Claim shall be paid, consistent with ss. 1129(a)(9)(C) of the Code, under either of the following clauses chosen at the option of the Debtor with the consent of the Required Existing Lenders and the Required Exit Lenders in their respective judgments reasonably exercised, (a) the Allowed Amount of its Claim in full, in cash, on the Effective Date, or (b) 10% of its Allowed Priority Tax Claim, together with accrued and unpaid interest on the then outstanding amount of such Allowed Priority Tax Claim at the Market Rate, on each anniversary of the Effective Date which occurs prior to the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim; and the balance of such Allowed Priority Tax Claim, together with accrued and unpaid interest thereon at the Market Rate, on the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim. The Debtor shall have the right to prepay any Allowed Priority Tax Claim, in whole or in part, at any time, without penalty and with interest accrued and unpaid thereon to the time of prepayment at the Market Rate.

         3.3. Treatment of Prepetition Priority Claims. Class 1 Claims are not impaired. Each holder thereof shall be paid, in accordance with Articles IV and V hereof, the Allowed Amount of its Claim in full, in cash, under any of the following clauses chosen at the option of the Debtor with the consent of the Required Existing Lenders and the Required Exit Lenders in their respective judgments reasonably exercised, (a) on the Effective Date, or (b) if payment is before the Effective Date, on such other date as the Bankruptcy Court may fix, or (c) in the ordinary course of business as said Claim matures, or (d) upon such other less favorable terms as may be agreed upon by such holder and the Debtor.

         3.4.   Allowance and Treatment of Secured Claims

         (a) Class 2A Claims shall be Allowed Claims, not subject to offset, reduction or credit of any kind whatsoever, in an amount equal to the sum of (i) the aggregate principal amount outstanding under the Existing Credit Facility as of the Filing Date of $417,368,409.58 plus (ii) accrued and unpaid interest and letter of credit fees and other fees and amounts owing (including, without limitation, cash management fees and overdraft repayments), if any, at the non-default contractual rate set forth in the Existing Credit Facility, plus (iii) any unpaid and reasonable out-of-pocket expenses and reasonable fees and disbursements of all attorneys and other advisors to the Prepetition Agent and the Existing Lenders, minus (iv) all amounts of Net Cash Proceeds of Designated Collateral paid to the Prepetition Agent during the Chapter 11 Case which has been paid to the Prepetition Agent for application to reduce the amount of the Allowed Class 2A Claims, plus (v) the amount of any increases after the Filing Date in the face amount of any letters of credit issued under the Existing Credit Facility pursuant to provisions of such letters of credit as in effect on the Filing Date. Allowed Class 2A Claims are impaired. Consistent withss. 1124 of the Code, each holder of Allowed Class 2A Claims shall receive in full satisfaction in respect thereof, on the Effective Date, in accordance with Articles IV and V hereof, such holder's allocable portion of:

                  (i) payment in full in cash in immediately  available funds of all interest, fees, expenses and other amounts accrued and owing to the Existing Lenders and the Prepetition Agent through the Effective Date pursuant to or in connection with the Existing Credit Facility or the Plan, including, without limitation, letter of credit fees and other fees and amounts owing (including, without limitation, cash management fees and overdraft repayments) and all reasonable out-of-pocket expenses and counsel and other advisory fees and expenses payable under the Existing Credit Facility; and

                  (ii)payment in full in cash in  immediately  available  funds, of the Net Cash Proceeds of Designated Collateral received by the Debtor during the Chapter 11 Case to the extent such Net Cash Proceeds have not theretofore been applied to reduce the amount of the Allowed Class 2A Claims; and

                  (iii) the New Term Notes; and

                  (iv)10,800,000  shares of New Payless Common Stock;  provided, however, that (1) the number of shares otherwise distributable to Allowed Class 2A Claims will be decreased by a number equal to the quotient of (A) the excess, if any, of (I) the Net Cash Proceeds from the sale or other liquidation, after the Filing Date, of Designated
                      Collateral securing the Allowed Class 2A Claims, which proceeds shall have been paid to any of the holders of Allowed Class 2A Claims on or prior to the Effective Date in reduction of their Allowed Class 2A Claims, over (II) $55,800,000, divided by (B) $9.19; (2) the number of shares otherwise distributable to Allowed Class 2A Claims will be decreased by a number equal to the quotient of (A) the excess, if any, of (I) $420,000,000 over (II) the aggregate amount of the Allowed Class 2A Claims (including the face amount of any letters of credit outstanding under the Existing Credit Facility) outstanding on the Filing Date divided by (B) $9.19; (3) 460,000 of such shares shall be distributed to the Exit Lenders on a pro rata basis determined in accordance with their respective Exit Facility commitments on the Effective Date, and such distribution shall reduce the number of shares received by each holder of an Allowed Class 2A Claim on an allocable basis; and (4) in the event that Class 3A, Class 4A or Class 5A rejects the Plan and to the extent no Adverse Determination is made on or before the Confirmation Date, there shall be added to the number of shares of New Payless Common Stock otherwise distributable to Allowed Class 2A Claims under this clause (iv) the number of shares of such Stock otherwise distributable to Allowed Class 4A Interests and/or Class 5A Interests to the extent provided in Sections 3.6 and 3.7 of the Plan.

         (b) Pursuant to the Plan, Class 2B Claims are not subject to offset, reduction or credit of any kind whatsoever, and shall be deemed to be Allowed Claims, in the aggregate amount equal to the sum of (i) the aggregate principal amount outstanding under the Existing Prudential Facility, as of the Filing Date, of $97,400,000, plus (ii) accrued and unpaid interest (at the non-default rate) and other fees and amounts owing (including, without limitation, reasonable attorneys' fees and expenses), as provided for under the Existing Prudential Facility minus
                 (iii) any principal payments actually paid and applied to reduce the amount of the Class 2B Claims during the Chapter 11 Case as a result of any sale of Prudential Real Estate. Class 2B Claims are impaired. Consistent withss. 1124 of the Code, each holder of an Allowed Class 2B Claim shall receive in full satisfaction in respect thereof, on the Effective Date, in accordance with Articles IV and V hereof, such holder's allocable portion of:

                  (i) payment in full in cash in immediately  available funds of all interest (accrued at the non-default rate), fees and expenses accrued and owing as of the Effective Date in accordance with the terms of the Existing Prudential Facility (including, without limitation, all reasonable fees and out-of-pocket expenses of counsel); provided, however, that if the Effective Date occurs on or before January 1, 1998 no such interest accruing on or before the Effective Date ("Subject Interest") shall be payable in cash, but rather all Subject Interest shall be added to the original principal amount of the New Prudential Notes as provided in clause (iii) below;

                  (ii)payment in full in cash in immediately  available funds of the proceeds of sale of Prudential Real Estate received by the Debtor during the Chapter 11 Case to the extent that such proceeds have not theretofore been paid to holders of, and applied to reduce the amount of, the Allowed Class 2B Claims; and

                  (iii) New  Prudential  Notes  pursuant  to the New  Prudential
                      Facility in an aggregate principal amount equal to the New Prudential Note Amount.

         (c) Class 2C Claims are impaired. Consistent withss. 1124 of the Code, each holder of an Allowed Class 2C Claim shall receive in full satisfaction in respect thereof, on the Effective Date, in accordance with Articles IV and V hereof, such holder's Pro Rata share of New Synthetic Lease Notes. At or before the hearing to consider the entry of the Confirmation Order, unless the following shall have theretofore been agreed to by the Debtor, the holders of Class 2C Claims and the Required Existing Lenders and the Required Exit Lenders in their respective judgments reasonably exercised, the Bankruptcy Court, after notice and a hearing, shall determine the Remaining Store Value and the Closed Store Value. Upon the determination of the Closed Store Value, the Debtor shall deliver to the holders of Allowed Class 2C Claims (or to the agent under the Existing Synthetic Lease Facility for their benefit) a quitclaim deed (or equivalent instrument) for the Closed Synthetic Lease Stores (or, in the case of any Closed Synthetic Lease Store theretofore sold, the proceeds contained in any Synthetic Lease Escrow or, if different, cash in the amount of the Closed Store Value with respect to such sold store), and the claim in respect of the Existing Synthetic Lease Facility shall thereupon be reduced by the Closed Store Value. The remaining amount of such claim shall be divided, with one part, equal to the Remaining Store Value, constituting Class 2C Claims, and the other part constituting Class 3A Claims.

         (d) Class 2D Claims are not impaired. Consistent with ss. 1124 of the Code, the holder of each Allowed Class 2D Claim shall receive treatment on the Effective Date, in accordance with
                Article IV and V hereof, under any of the following clauses chosen at the option of the Debtor with the consent of the Required Existing Lenders and the Required Exit Lenders in their respective judgments reasonably exercised:

                      (i) the Debtor shall execute a written undertaking in favor of the holder of such Class 2D Claim, whereby the Debtor assumes such Claim and leaves unaltered such holder's legal, equitable and contractual rights with respect to such Claim; or

                      (ii) notwithstanding   any   contractual    provision   or
                           applicable law that entitles the holder of such Class 2D Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, the Debtor shall (1) cure any such default that occurred before or after the Filing Date, other than a default of a kind specified inss. 365(b)(2) of the Code, (2) reinstate the maturity of such Claim as such maturity existed before such default, (3) compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (4) execute a written undertaking in favor of such holder, whereby the Debtor assumes such Claim and, except as permitted in clauses (1), (2) and (3) hereof, does not otherwise alter the legal, equitable or contractual rights of such holder with respect to such Claim; or

                      (iii)with the consent of the holder,  the Debtor shall pay the holder thereof Cash equal to the Allowed Amount of such holder's Class 2D Claim.

         (e) Notwithstanding the foregoing, the holder of a Class 2B Claim, a Class 2C Claim or a Class 2D Claim may receive such other less favorable treatment as may be agreed upon by such holder and the Debtor.

         3.5. Treatment of general unsecured Claims. Class 3A Claims are impaired. Each holder of an Allowed Class 3A Claim shall receive, in accordance with Articles IV and V hereof, New Payless Common Stock equal to such holder's Pro Rata portion of the Class 3A Entitlement.

         3.6. Treatment of Claims of holders of Class 3B Claims. Class 3B Claims are impaired. Each holder of an Allowed Class 3B Claim shall be paid, in accordance with Articles IV and V hereof, 25% of the Allowed Amount of such holder's Class 3B Claim, in cash, on the Effective Date.

         3.7. Treatment of Old Payless Preferred Stock. Class 4A Interests are impaired. Each holder of an Allowed Class 4A Interest shall, in accordance with Articles IV and V hereof, receive its Pro Rata share of 3% of all the shares of New Payless Common Stock to be issued pursuant to the Plan (i.e., 600,000 shares); provided, however, that the percentage of such New Payless Common Stock to be distributed to holders of Class 4A Interests shall be (i) increased from 2% to 5% in the event of a rejection of the Plan by Class 5A and the acceptance of the Plan by Class 4A, Class 3A and Class 3B and (ii) decreased to no distribution whatsoever in the event of a rejection of the Plan by Class 4A, Class 3A or Class 3B, in which event all of the shares of New Payless Common Stock otherwise to be distributed to Class 4A Interest holders and Class 5A Interest holders shall instead be distributed to holders of (1) Allowed Class 2A Claims to the extent an Adverse Determination is not made on or before the Confirmation Date, or (2) Allowed Class 3A Claims to the extent an Adverse Determination is made on or before the Confirmation Date, as provided in Sections 3.4(a) and 3.5 of the Plan. Holders of Class 4A Interests shall not retain or receive any additional property for or on account of their Class 4A Interests.

         3.8. Treatment of Old Payless Common Stock. Class 5A Interests are impaired. Each holder of an Allowed Class 5A Interest shall, in accordance with Articles IV and V hereof, receive its Pro Rata share of 2% of all the shares of New Payless Common Stock to be issued pursuant to the Plan (i.e., 400,000 shares); provided, however, that the percentage of such New Payless Common Stock to be distributed to holders of Class 5A interests shall be decreased to no distribution whatsoever upon rejection of the Plan by Class 5A, Class 4A, Class 3A or Class 3B, in which event all of the shares of New Payless Common Stock otherwise to be distributed to Class 5A Interest holders shall instead be distributed to (i) holders of Allowed Class 4A Interests, if Class 4A, Class 3A and Class 3B votes to accept the Plan, as provided in Section 3.6 of the Plan, or (ii) holders of (1) Allowed Class 2A Claims to the extent an Adverse Determination is not made on or before the Confirmation Date, or (2) Allowed Class 3A Claims to the extent an Adverse Determination is made on or before the Confirmation Date, if Class 4A or Class 3A votes to reject the Plan, as provided in Sections 3.4(a) and 3.5 of the Plan. Holders of Class 5A Interests shall not retain or receive any additional property for or on account of their Class 5A Interests.

         3.9. Treatment of Stock Options. Any stock option relating to Old Payless Preferred Stock or Old Payless Common Stock which is outstanding and unexercised on the Filing Date may be exercised at any time on or prior to the Confirmation Date, and immediately after the Effective Date, all such stock options shall be deemed to have been cancelled and shall be of no further force or effect.

         3.10. Changes in the Treatment of any Claims or Interests. Any changes or other modifications to the treatment of any claim or interest under the Plan must be acceptable to the Debtor, the Required Existing Lenders and the Required Exit Lenders in their respective judgments reasonably exercised.

                                  ARTICLE IV.

                      DISTRIBUTION OF PROPERTY TO HOLDERS
                    OF ALLOWED CLAIMS AND ALLOWED INTERESTS

         4.1. Distributions to holders of Administrative Expenses and Priority Tax Claims. The Debtor shall distribute to each holder of an Administrative Expense or a Priority Tax Claim for which an Allowed Amount has been determined as of the Effective Date, an amount, in cash, equal to one hundred percent (100%) of the Allowed Amount of such holder's Claim, unless such holder and the Debtor have otherwise agreed on less favorable treatment of such Claim (in which case such holder shall be paid in accordance with such agreement), and, in either case, at such time as the Debtor elects pursuant to Section 3.1 or 3.2 of the Plan.

         4.2. Distributions to holders of Class 1 Claims. The Debtor shall distribute to each holder of a Class 1 Claim for which an Allowed Amount has been determined as of the Effective Date, an amount, in cash, equal to one hundred percent (100%) of the Allowed Amount of such holder's Claim, unless such holder and the Debtor have otherwise agreed on less favorable treatment of such Claim (in which case such holder shall be paid in accordance with such agreement), and, in either case, at such time as the Debtor elects pursuant to
Section 3.3 of the Plan.

         4.3.   Distributions to holders of Class 2 Claims: Secured Claims.

         (a) Class 2A. The provisions of this Section 4.3(a) shall apply only to Allowed Class 2A Claims. On the Effective Date, the Debtor shall distribute to each holder of a Allowed Class 2A Claim such holder's allocable portion (rounded in accordance with Section
                5.8 of the Plan) of the Class 2A Effective Date Payments, New Term Notes and New Payless Common Stock to be distributed in accordance with the provisions of Section 3.4(a) of the Plan.

         (b) Class 2B. The provisions of this Section 4.3(b) shall apply only to Class 2B Claims. On the Effective Date, the Debtor shall distribute to each holder of a Class 2B Claim for which an Allowed Amount has been determined as of the Effective Date, such holder's allocable portion (rounded in accordance with Section 5.8 of the Plan) of the payments in cash and the New Prudential Notes to be distributed in accordance with the provisions of Section 3.4(b) of the Plan.

         (c) Class 2C. The provisions of this Section 4.3(c) shall apply only to Class 2C Claims. On the Effective Date, the Debtor shall distribute to each holder of a Class 2C Claim for which an Allowed Amount has been determined as of the Effective Date, such holder's Pro Rata share of the New Synthetic Lease Notes to be distributed in accordance with the provisions of Section 3.4(c) of the Plan.

         (d) Class 2D. The provisions of each of the following subsections of this Section 4.3(d) shall apply only to distributions made with respect to Class 2D Claims:

                  (i) Election of option. On or prior to the Effective Date, the
                      Debtor shall notify the holder of each Class 2D Claim in writing as to the Treatment Option (each of which is set forth in Section 3.4(d) of the Plan) which the Debtor has elected in accordance with the procedures set forth in
                      Section 3.4(d) of the Plan.

                 (ii) Treatment  of  Class 2D  Claims  under  Section  3.4(d)(i)
                      election. In the event the Debtor elects, in accordance with Section 3.4(d) of the Plan to treat a particular Class 2D Claim in accordance with Section 3.4(d)(i) of the Plan, on the Effective Date, the Debtor shall execute an undertaking binding it to repay such Class 2D Claim in full, in accordance with the tenor and terms of the agreement underlying such Class 2D Claim, and without altering the legal, equitable and contractual rights to which such Class 2D Claim entitles the holder thereof, including, without limitation, the retention by such holder of the property of the Debtor securing such Claim.

                  (iii)Treatment  of  Class 2D Claim  under  Section  3.4(d)(ii)
                       election. In the event the Debtor elects, in accordance with Section 3.4(d) of the Plan to treat a particular Class 2D Claim in accordance with Section 3.4(d)(ii) of the Plan, on the Effective Date (1) the Debtor shall cure any defaults with respect to such Claim by making payment to the holder of such Class 2D Claim of an amount, in cash, equal to the Allowed Amount due in respect of defaults, and (2) the Debtor shall execute an undertaking binding it to repay such Class 2D Claim in full, in accordance with the tenor and terms of the agreement underlying such Class 2D Claim, without (except as permitted by ss. 1124(2) of the Code) altering the legal, equitable and contractual rights to which such Class 2D Claim entitles the holder thereof, including, without limitation, the retention by such holder of the property of the Debtor securing such Claim. The execution by the Debtor of such undertaking shall automatically reinstate the maturity of such Class 2D Claim as such maturity existed immediately before occurrence of defaults subject to cure with respect to such Class 2D Claim and any acceleration resulting therefrom.

                 (iv) Treatment  of Class 2D Claims  under  Section  3.4(d)(iii)
                      election. In the event the Debtor elects, in accordance with Section 3.4(d) of the Plan to treat a particular Class 2D Claim in accordance with Section 3.4(d)(iii) of the Plan, on the Effective Date, the Debtor shall distribute to each holder of a Class 2D Claim for which an Allowed Amount has been determined as of the Effective Date, an amount, in cash, equal to one hundred percent (100%) of the Allowed Amount of such holder's Class 2D Claim, unless less favorable treatment of such Claim is otherwise agreed upon by such holder and the Debtor, in which case such holder shall be paid in accordance with such agreement.

         4.4. Distributions to holders of Class 3A Claims; general unsecured Claims. On the Effective Date (or as promptly thereafter as may be practicable), the Debtor shall distribute, to each holder of a Class 3A Claim for which an Allowed Amount has been determined as of the Effective Date, such holder's Pro Rata share (rounded in accordance with Section 5.8 of the Plan) of the New Payless Common Stock to be distributed in accordance with the provisions of
Section 3.5 of the Plan.

         4.5. Distribution to holders of Class 3B Claims. On the Effective Date (or as promptly thereafter as may be practicable), the Debtor shall distribute, to each holder of a Class 3B Claim for which an Allowed Amount has been determined as of the Effective Date, an amount, in cash, equal to 25% of the Allowed Amount of such holder's Class 3B Claims.

         4.6. Distributions to holders of Class 4A Interests; Old Payless Preferred Stock. On the Effective Date (or as promptly thereafter as may be practicable), the Debtor shall distribute to each holder of a Class 4A Interest for which an Allowed Amount has been determined as of the Effective Date, such holder's Pro Rata share (rounded in accordance with Section 5.8 of the Plan) of the New Payless Common Stock, if any, to be distributed in accordance with the provisions of Section 3.6 of the Plan.

         4.7. Distributions to holders of Class 5A Interests; Old Payless Common Stock. On the Effective Date (or as promptly thereafter as may be practicable), the Debtor shall distribute to each holder of a Class 5A Interest for which an Allowed Amount has been determined as of the Effective Date, such holder's Pro Rata share (rounded in accordance with Section 5.8 of the Plan) of the New Payless Common Stock, if any, to be distributed in accordance with the provisions of Section 3.7 of the Plan.

         4.8. Stock Options. Any stock options referred to in Section 3.8 of the Plan that have not been exercised on or before the Confirmation Date shall be deemed to have been cancelled and shall be of no further force or effect immediately after the Effective Date.

         4.9. Record Date. For the purpose of establishing the ownership of Claims and Interests so as to determine to whom distributions shall be made under the Plan, the Debtor shall establish a record date therefor, which record date shall either be approved by the Prepetition Agent and the Unsecured Creditors' Committee or by a Final Order.

                                 ARTICLE V.

               DISPUTED CLAIMS, DISPUTED INTERESTS, RESERVES
                 AND MISCELLANEOUS DISTRIBUTION PROVISIONS

         5.1. Objections. An objection to the allowance of a Claim or Interest shall be in writing and may be filed with the Bankruptcy Court by the Debtor or by any other party in interest at any time on or before the later of (i) sixty days after the Confirmation Date, or (ii) such other time period as may be fixed by the Bankruptcy Court.

         5.2. Amendment of Claims. A Claim may be amended prior to the Effective Date only as agreed upon by the Debtor and the holder of such Claim or as otherwise permitted by the Bankruptcy Court and Bankruptcy Rules. After the Effective Date, a Claim may be amended to decrease, but not to increase, the Face Amount thereof.

         5.3. Reserves for Disputed Claims and Disputed Interests. On the Effective Date, unless the Bankruptcy Court otherwise agrees, the Debtor shall establish a reserve account for the account of the holders of Disputed Claims or Disputed Interests, and shall from time to time on or after the Effective Date put into such reserve account that property (Cash and/or securities) which would otherwise be distributable to such holders on or after the Effective Date were such Disputed Claims or Disputed Interests to be Allowed Claims or Allowed Interests respectively, on the Effective Date or on such later dates on which such distributions would otherwise be made, or such other property (Cash and/or securities) as the holders of such Disputed Claims or Disputed Interests and the Debtor may agree upon. The Debtor reserves the right to seek an order of the Bankruptcy Court estimating the amount of any Disputed Claim or Disputed Interest for the purposes of making distributions into the reserve account established pursuant to this Section 5.3. The property so reserved for the holder of such Disputed Claims or Disputed Interests shall be distributed to the relevant holders, only to the extent such Disputed Claims or Disputed Interests are allowed, and only after such Disputed Claims become Subsequently Allowed Claims or such Disputed Interests become Subsequently Allowed Interests. To the extent interest is earned on reserved Cash, such interest shall be held by the Debtor as additional reserved Cash for the account of the holder for whom such reserved Cash is held; reserved Cash shall be distributed to the holder of a Subsequently Allowed Claim in accordance with Section 5.5 of the Plan. To the extent a permitted dividend payment is received for or on account of a reserved security, such dividend payment shall be held by the Debtor as additional reserved property for the account of the holder for whom such reserved security is held, and shall be distributed to such holder to the extent such holder becomes entitled to the reserved security with respect to which the dividend payment was received.

         5.4. Investment of reserves. Except as otherwise provided in an order of the Bankruptcy Court, the Debtor shall deposit or invest all Cash held from time to time in reserve consistent with ss. 345 of the Code or as otherwise permitted by an order of the Bankruptcy Court dated as of the Filing Date, in each case consistent with the DIP Facility, giving due regard for the Debtor's likely need for such monies to satisfy Subsequently Allowed Claims.

         5.5. Distributions to holders of Subsequently Allowed Claims or Subsequently Allowed Interests. Unless another date is agreed on by the Debtor and the holder of a particular Subsequently Allowed Claim or Subsequently Allowed Interest, the Debtor shall, on the later of the Effective Date and the tenth (10th) day after the Allowed Amount of such theretofore Disputed Claim or Disputed Interest is determined, distribute to such holder with respect to such Subsequently Allowed Claim or Subsequently Allowed Interest (as the case may be):

         (a) Distribution of cash. To the extent such holder is entitled to a distribution of Cash, that amount, in Cash, from the Cash held in reserve for such holder with respect to such theretofore Disputed Claim and, to the extent such reserve is insufficient, from any other source of Cash otherwise available to the Debtor, equal to that amount of Cash which would have been distributed to such holder on the Effective Date (or on such other date or dates of distribution as provided in Article III) had such holder's Subsequently Allowed Claim been an Allowed Claim on the Effective Date or on any such later date plus interest thereon calculated at the average rate of interest actually earned by the Debtor from time to time (net of any costs of investment) on all Cash reserved pursuant to Section 5.4 of the Plan from the Effective Date (or from such other date or dates of distribution as provided in Article III) through the date on or about which distribution is made to such holder; and

         (b) Distribution of New Payless Common Stock. To the extent such holder is entitled to a distribution of New Payless Common Stock, from the New Payless Common Stock held in reserve with respect to such theretofore Disputed Claims or Disputed Interests, that number of shares (rounded in accordance with paragraph 5.8 of the Plan) of New Payless Common Stock reserved equal to the number of shares allocable to such holder based on the Face Amount of its Claim or Interest multiplied by the Subsequent Allowance Fraction.

Except as hereinabove provided, the holder of a Subsequently Allowed Claim or Subsequently Allowed Interest shall not be entitled to any interest on the Allowed Amount of its Claim or Interest, regardless of when distribution thereon is made to or received by such holder.

         5.6. Fluctuation in value of securities. The market value of securities held in reserve for distribution by the Debtor is likely to fluctuate; the Debtor does not represent or warrant that the value of any such securities will not decline after the Effective Date (or after such other date of distribution as provided in Article III) or otherwise assume any risk of loss which the holder of a

Subsequently Allowed Claim or Subsequently Allowed Interest may suffer by reason of any decline in value of a reserved security pending determination of the Allowed Amount of a Disputed Claim or Disputed Interest. Any appreciation or depreciation in the value of any reserved securities shall be borne by the party to whom such security is ultimately distributed.

         5.7. Excess reserves; Subsequent Distributions. As each Disputed Claim becomes a Subsequently Allowed Claim, the Debtor shall become obligated to distribute on the next Distribution Date to the holders of Allowed Claims of the Class that would have been entitled to receive such property had such Disputed Claim never been a Disputed Claim, all property reserved for, but not distributed to, the holder of such Subsequently Allowed Claim (including interest, if any earned thereon) as a consequence of the Allowed Amount of such Claim having been fixed at less than the Face Amount thereof.

         5.8. Rounding; Fractional Shares. Whenever any payment of a fraction of a cent in Cash would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent (rounding down in case of fractions of .5 or less). Whenever any delivery of a fractional share of New Payless Common Stock shall otherwise be called for, no such fractional shares shall be so delivered, but rather the provisions of paragraph 5.13 of the Plan shall be applicable.

         5.9. Unclaimed Property. The Debtor shall make distributions of property to holders of Claims and Interests at those times and in the manner set forth in the Plan. Subject to the provision of paragraph 5.16 of the Plan, in the event that any distribution of property remains unclaimed for a period of two years (or if said second anniversary is not a Business Day, then the next Business Day after said second anniversary) after it has been delivered (or after such delivery has been attempted) or otherwise made available in accordance with the Plan to the holder entitled thereto, such unclaimed property shall, on the next Business Day after such second anniversary, be forfeited by such holder, whereupon all such unclaimed property shall be distributed on the next Distribution Date to the holders of Allowed Claims or Allowed Interests of the Class that would have been entitled to receive such property had such holder theretofore entitled thereto never been such a holder.

         5.10. Transmittal of distributed property and notices. Except as may otherwise be agreed to by the Debtor and the holder of a particular Claim or Interest, any property or notice to which such holder shall become entitled under the provisions of this Plan, shall be delivered to such holder by regular mail, postage prepaid, in an envelope addressed to such holder as he or his authorized agent may direct in a request filed, on or before the Effective Date, with the Court (or filed, after the Effective Date, with the Company), but if no such request is filed, to the address shown in the Debtor's Schedules, or, if a different address is stated in a proof of claim duly filed, to such address. In all cases where delivery or distribution is effectuated by mail, the date of delivery or distribution shall be the date of mailing. Property delivered in accordance with this paragraph will be deemed delivered to the holder regardless of whether such property is actually received by such holder. Notwithstanding any provision of the Plan to the contrary, any payment or other distribution which the Debtor is required, by this Plan, to make to the holder of an Allowed Claim on the Distribution Date or on any other date, shall be deemed timely made if made on the Distribution Date or on such other date, as the case may be, or within three (3) Business Days thereafter; however, any interest calculations required to be made, shall continue to be made only through the Distribution Date or such other date, as the case may be. Notwithstanding the foregoing or any other provision of the Plan, Class 2A Effective Date Payments shall be made by wire transfer on the Effective Date without offset, reduction or credit of any kind whatsoever.

         5.11. Full and final satisfaction. All payments and distributions under this Plan shall be in full and final satisfaction, settlement, release and discharge of all Claims and Interests.

         5.12. Allocation of distribution with respect to certain Claims. All payments and distributions made under this Plan with respect to a particular Claim shall be allocated first to the principal and then to the accrued and unpaid interest components of the Allowed Amount of such Claim; provided, however, that this Section 5.12 shall not be applicable to Class 1, Class 2A, Class 2B, Class 2C or Class 2D.

         5.13. Fractional Shares and De Minimis Distributions. Whenever the Plan would require the distribution to any holder of a Claim or Interest of a fractional share of New Payless Common Stock, the fraction will not be issued to the holder. Instead, on the 180th day after the Effective Date, the Debtor will pay to the holder Cash equal to the value of the fractional share the holder would otherwise receive. The value of each fraction shall be computed by multiplying the fraction by the average of the closing prices of New Payless Common Stock on the Nasdaq National Market System (or, if the New Payless Common Stock is not listed on the Nasdaq National Market System, such other listing for such Stock as is otherwise obtained in accordance with Section 12.5 of the Plan) for the period of twenty trading days ending on or immediately before the 170th day after the Effective Date. Notwithstanding any other provision of the Plan, no distribution of less than $5 shall be made pursuant to this Section 5.13.

         5.14. De Minimis Distributions. Notwithstanding any provision of the Plan otherwise requiring that a distribution be made of Cash and/or securities on any Distribution Date, if the Company determines that the amount of Cash or quantity of securities required to be so distributed does not warrant (given the anticipated time and expenses to be incurred to accomplish the distribution) making such distribution, the Cash and/or securities otherwise available for distribution shall be held by the Company and shall be added to the distribution to be made on the next Distribution Date.

         5.15. Cramdown. In the event any Class of Claims votes against the Plan, and such Plan is not revoked or withdrawn in accordance with Section 14.7 of the Plan, the terms of this Plan may be modified or amended by the Debtor with the consent of the Required Existing Lenders and the Required Exit Lenders in their respective judgments reasonably exercised to the extent necessary to effect  a  "cramdown"  on such  dissenting  Class.  The  Debtor  may  make  such modifications or amendments to this Plan with such consent, and such modifications or amendments shall be filed with the Court and served on all parties in interest entitled to receive notice of the hearing on the confirmation of the Plan at least 10 days prior to such hearing.

         5.16.  Surrender of Outstanding Securities.

         (a) Except as otherwise provided herein, each holder of a certificated security evidencing an Allowed Interest (including Class 4A and Class 5A) shall surrender such certificated security to the Debtor or the Company with a duly executed letter of transmittal. No distribution hereunder shall be made to or on behalf of any holder of such Interest unless and until such certificated security is received or the nonavailability of such certificated security is established to the satisfaction of the Debtor or the Company. The Debtor or the Company may reasonably require security and/or indemnity from the purported holder of such certificated security to hold it harmless in respect of such certificated security and any distributions made in respect thereof.

         (b) Each holder of an existing debt security (including the holders of Class 2B Claims and the holders of Class 3A Claims in respect of the Senior Subordinated Notes, but not including the holders of Allowed Class 2A Claims) and each holder of an existing security with respect to a Class 2C Claim will surrender instruments representing such existing debt security or existing security held by it to the Debtor or the Company, as applicable in exchange for the distributions to be made to such holders under the Plan. No distribution shall be made to any holder of such an existing debt security or existing security that has not so surrendered such instruments held by it, subject, however to section 5.16(c).

         (c) Any holder of a Claim based on an existing debt security or existing security which has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such existing debt security or existing security as provided in this paragraph, deliver to the Debtor or the Company (i) evidence satisfactory to the Debtor or the Company of the loss, theft, mutilation or destruction of such existing debt security or existing security and (ii) such security or indemnity as may be reasonably required by the Debtor or the Company to save it harmless with respect thereto. Upon compliance with this subparagraph by a holder of a Claim based on an existing debt security or existing security, such holder shall, for all purposes under this Plan, be deemed to have surrendered such existing debt security or existing security.

         (d) Any holder of an existing debt security or existing security who shall not have surrendered or be deemed to have surrendered instruments representing its existing debt security or existing security within two years after the Effective Date shall receive no distributions on such claim under this Plan and shall be forever barred from asserting any claim thereon.

         (e) At any time after the initial distribution to the holders of existing debt securities or existing securities contemplated by the Plan, the Company shall hold the New Payless Common Stock not so distributed because the holder of an existing debt security or existing security has not surrendered to the Debtor or the Company its instrument or certificate representing its existing debt security or existing security.

                Until the second year after the Effective Date, any property so held by the Company will be held in trust for the benefit of holders of existing debt securities or existing securities entitled to receive such property.

         5.17. Disputed Payments. If any dispute arises as to the identity of a holder of an Allowed Claim or an Allowed Interest who is to receive any distribution, the Company may, in lieu of making such distribution to such person, make such distribution into an escrow account until the disposition thereof shall be determined by the Bankruptcy Court or by written agreement among the interested parties to such dispute.

         5.18. Withholding Taxes. Any federal or state withholding taxes or other amounts required to be withheld under any applicable law shall be deducted and withheld from any distributions hereunder.

         5.19. Voting of Certain Securities. New Payless Common Stock that is unclaimed or is property held in Disputed Claims reserves shall be voted at any meeting of the stockholders of the Company in proportion to the vote of the publicly held shares of New Payless Common Stock voted at any such meeting.

         5.20. Claims Incurred After the Confirmation Date. Claims incurred after the date and time of entry of the Confirmation Order shall not be subject to application or proof of claim and may be paid by the Company in the ordinary course of business and without further Bankruptcy Court approval.

                                ARTICLE VI.

                     MEANS OF IMPLEMENTATION OF PLAN

         6.1. On the Effective Date, the Corporate Reorganization shall be effectuated by means of the Agreement and Plan of Merger to reincorporate Payless under the laws of the State of Delaware becoming effective. The Agreement and Plan of Merger shall authorize the issuance of a sufficient number of shares of New Payless Common Stock to satisfy the Debtor's obligations under the Plan, and the Company's certificate of incorporation shall be in form and substance similar to that to be annexed as Exhibit B to the Plan on or prior to the Confirmation Date, which document shall be satisfactory in form and substance to the Debtor, the Required Existing Lenders, the Required Exit Lenders and the Unsecured Creditors' Committee in their respective judgments reasonably exercised. The Company's bylaws shall be in form and substance similar to those to be annexed as Exhibit C to the Plan on or prior to the Confirmation Date, which document shall be satisfactory in form and substance to the Debtor, the Required Existing Lenders, the Required Exit Lenders and the Unsecured Creditors' Committee in their respective judgments reasonably exercised.

         6.2. On the Effective Date, the Company shall continue to operate its businesses, except as otherwise contemplated hereby.

         6.3. On the Effective Date, the conditions to closing under the Exit Facility shall be satisfied or waived by the requisite creditors (if they so elect in accordance with the New Credit Agreement) and the Exit Facility shall become available to the Company for its financing requirements.

         6.4. Payments to be Made on Account of Allowed Class 2A Claims. The manner of disposition of the inventory at the 29 stores to be closed pursuant to the Business Plan shall be satisfactory to the Required Existing Lenders in their judgment reasonably exercised. Notwithstanding any term or provision of this Plan, between the Confirmation Date and the Effective Date, the Debtor shall continue to pay all interest (on a current basis), and the letter of credit and other fees and amounts owing (including, without limitation, cash management fees, overdraft repayments and all reasonable out-of-pocket expenses and reasonable attorneys' and advisors' fees and disbursements) as adequate protection to the holders of Allowed Class 2A Claims.

                                  ARTICLE VII.

                    CONDITIONS TO EFFECTIVENESS OF THE PLAN

         7.1. Conditions to Effective Date of Plan. Except as otherwise provided in Section 7.2 of the Plan, it shall be a condition to the occurrence of the Effective Date that:

         (a) The Debtor and the Exit Lenders shall have closed (as such term is used therein) the Exit Facility contemporaneously with the Effective Date and all conditions thereto shall have been satisfied or waived by the Exit Lenders;

         (b) The DIP Facility shall have terminated, and all amounts owing thereunder shall have been paid in full, in cash;

         (c) The Confirmation Order shall have been entered, in form and substance acceptable to the Debtor, the Required Existing Lenders and the Required Exit Lenders, in their respective judgments reasonably exercised, and shall have become a Final Order; and

         (d)    The   Corporate   Reorganization,   if  any,   shall  have  been
                consummated substantially contemporaneously with the Effective Date.

         7.2. Waiver of Conditions. The conditions contained in Section 7.1 of the Plan may be waived on or before the Effective Date by the Debtor, the Required Existing Lenders and the Required Exit Lenders and the Unsecured Creditors' Committee in their respective judgments reasonably exercised; provided, however, that the consent of the Unsecured Creditors' Committee shall not be required for the waiver of the condition set forth in Section 7.1(c) that the Confirmation Order shall have become a Final Order; and provided further, that the condition set forth in Section 7.1(d) may be waived on or before the Effective Date with the consent of the Debtor only. To be effective any such waiver must be in writing and filed with the Bankruptcy Court.

                                  ARTICLE VIII.

                        TREATMENT OF EXECUTORY CONTRACTS

         8.1. Assumption. On the Confirmation Date (but subject to the occurrence of the Effective Date), the Debtor shall be deemed to have assumed, in accordance with ss. 365 of the Code, any and all executory contracts and unexpired leases to which the Debtor is a party, except those which: (a) prior to the Confirmation Date shall have been rejected; (b) at the Confirmation Date are the subject of pending motions to reject or are included on a list to be delivered to the Bankruptcy Court at or before the hearing on the confirmation of the Plan or (c) are stock options referred to in Section 3.8 of the Plan . The dollar amount of any monetary default of the Debtor existing (as of the Confirmation Date) under a particular unexpired lease or executory contract, as may be agreed to by the parties thereto or as may be determined by the Bankruptcy Court, shall constitute an Administrative Expense upon the assumption of such executory contract or unexpired lease.

                                   ARTICLE IX.

                            MANAGEMENT OF THE COMPANY

         9.1.   Officers and Directors.

(a) On the Effective Date, the Company's Board of Directors shall be reconstituted to consist of two individuals designated by the Unsecured Creditors' Committee; five individuals designated by the Required Existing Lenders; and two individuals designated by the Board of Directors of the Debtor, the term of each director to be acceptable to the Debtor, the Prepetition Agent, the Required Existing Lenders and the Unsecured Creditors' Committee, and the identity of the directors shall be disclosed at or prior to the hearing before the Bankruptcy Court to consider the confirmation of the Plan.

(b) The persons who will serve as the Chief Executive Officer, the President and the Chief Financial Officer of the Company commencing on the Effective Date will be disclosed at or prior to the hearing before the Bankruptcy Court to consider the confirmation of the Plan. The capability and expertise of all proposed executive officers and directors of the Company must be satisfactory to the Prepetition Agent, the Required Existing Lenders and the Required Exit Lenders.

         9.2. Management Stock Option Program. The Company may adopt a management stock option program on terms approved by the Company's Board of Directors providing for the issuance of stock options to the Company's management from time to time on or after the Effective Date exercisable into New Payless Common Stock.

                                   ARTICLE X.

                       WAIVER OF RIGHTS OF SUBORDINATION

         10.1. Each holder of a Claim against the Debtor (a) by virtue of the acceptance of the Plan by the requisite majority in number and amount of its Class, or (b) by virtue of the acceptance of the Plan by such holder, waives, releases and relinquishes any and all rights arising under any Prepetition subordination agreement, whether arising out of contract or under applicable law, including, without limitation, ss. 510 of the Code (other than ss. 510(c)), to the payment and distributions of consideration made or to be made under the Plan or otherwise to any other holder of a Claim against the Debtor. Notwithstanding anything contained herein to the contrary, all rights of subordination arising under ss. 509 of the Code shall be preserved and shall be unaffected by operation of this Section 10.1 of the Plan.

                                   ARTICLE XI.

                   DISCHARGE; RELEASE OF CLAIMS AND COLLATERAL

         11.1. Discharge; Injunction. Except as otherwise provided in the Confirmation Order or in the Plan (e.g., with respect to Allowed Class 2A Claims and Allowed Class 2B Claims), upon the Effective Date the Debtor shall be discharged, pursuant to ss. 1141(d)(1) of the Code, from all Claims and all debts that arose before the Confirmation Date and from any liability of a kind specified in ss. 502(g), ss. 502(h) or ss. 502(i) of the Code, whether or not:

         (a) a proof of the Claim is filed or deemed filed under ss.502 of the Code;

         (b) such Claim is allowed under ss. 502 of the Code; or

         (c) the holder of such Claim has accepted the Plan.

In accordance  with ss. 524 of the Code, the discharge  provided by this Section
11.1 and ss. 1141 of the Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims or Interests discharged hereby.

         11.2. Release of collateral for Class 2D Claims. Unless otherwise agreed between the Debtor and the holder of a particular Class 2D Claim, each holder of a Class 2D Claim shall on or immediately before the Effective Date turn over and release to the Debtor any and all property of the Debtor which secures such holder's Class 2D Claim. Such holder shall execute whatever documents or forms the Debtor may reasonably require to evidence, as a matter of record, such holder's release of the collateral; provided, however, that such collateral will be deemed released for all purposes, whether or not any such documents or forms have been executed. On the Confirmation Date, the property of the debtor-in-possession shall revert to the Company free and clear of any and all liens or encumbrances, except as otherwise provided in the Plan or as agreed by the Debtor and the holder of a particular Class 2D Claim.

         11.3. Revesting. Except as otherwise provided in the Confirmation Order or in the Plan (e.g., with respect to Allowed Class 2A Claims, Allowed Class 2B Claims, Allowed Class 2C Claims and Allowed Class 2D Claims), on the Effective Date all property comprising the estate created in the Chapter 11 Case by ss. 541 of the Code shall revest in the Company, free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders. As of the Effective Date, the Company may operate its businesses and use, acquire and dispose of property and settle and compromise claims or interests without supervision of the Bankruptcy Court free of any restrictions of the Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Confirmation Order, the Post-Consummation Facility and the Exit Facility. Without limiting the foregoing, the Company may pay the charges it incurs after the Effective Date for reasonable professional fees, disbursements, expenses or related support services without any application to the Bankruptcy Court.

         11.4. Release by the Debtor of certain potential claims. On the date that is 10 days before the Confirmation Date, but subject to the occurrence of the Effective Date, the Debtor shall be deemed to have released, waived and relinquished any and all rights or claims they may have or had to avoid, pursuant to ss.ss. 544, 547 and 548 of the Code, any transfer made by the Debtor of an interest in its property prior to the Filing Date, or to offset any such right or claim against any Claim made or asserted against the Debtor; provided, however, that no such right or claim shall be deemed released in connection with any adversary proceeding or contested matter pending on such 10th day before the Confirmation Date. Notwithstanding anything to the contrary contained herein or in the Existing Credit Facility or the Exit Facility, any recoveries received by or on behalf of the Debtor in respect of any such adversary proceeding or contested matter shall be used to reduce the then outstanding balance of revolving credit loans, if any, under the DIP Facility or the Exit Facility (as the case may be) (without any reduction in the amount of the commitment thereunder) and the balance, if any, shall be paid to the Debtor and used by it for general corporate purposes.

         11.5. Survival of indemnification obligations; Maintenance of Liability Insurance. The obligations of the Debtor to indemnify those directors, officers, employees, agents, advisors, professional persons and representatives of the Debtor, who have served in such capacity since the Filing Date and continue to so serve on the Confirmation Date, pursuant to the Debtor's articles of incorporation, bylaws and applicable statutes in respect of all present and future actions, suits and proceedings against any of such officers, directors, employees, agents, advisors, professional persons and representatives, based upon any act or omission related to service with or for or on behalf of the Debtor, shall not be discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan as obligations of the Company, regardless of such confirmation, consummation and reorganization. To the extent practicable, the current directors and officers liability insurance policies maintained by the Debtor, or replacement policies affording substantially similar coverage and protection, shall be continued in effect after the Effective Date by the Company.

         11.6. Certain other releases. On the Confirmation Date, but subject to the occurrence of the Effective Date:

         (a) each holder of a Claim or Interest whose Claim or Interest is in a Class in which one or more members receives a distribution under the Plan, shall be deemed, by virtue of such receipt under the Plan, to have unconditionally waived, discharged and released all rights, claims and causes of action in respect of the Debtor and its business affairs prior to the Effective Date that such holder had or might have had against any other holder of a Claim or Interest (including such other holder's agents, advisors, professional persons, representatives, parent corporations, subsidiaries, affiliates, directors, officers and employees) to the extent, but only to the extent, that such rights, claims or causes of action are capable of assertion in a derivative or other representative capacity;

         (b) the Debtor, on its own behalf, unconditionally waives, discharges and releases all rights, claims and causes of action in respect of the Debtor and its business affairs prior to the Effective Date that the Debtor had or might have had against the Debtor's employees, agents, advisors, professional persons and representatives of the Debtor; and

         (c)    pursuant  toss.1141(d)  of the Code,  each  holder of a Claim or
                Interest (i) who has accepted the Plan, (ii) whose Claim or Interest is in a Class that has accepted the Plan as determined in accordance withss.ss.1126(c) and (d) of the Code, respectively, or that is deemed to have accepted the Plan in accordance withss.ss.1126(f) of the Code, or (iii) who is entitled to receive a distribution of property pursuant to the Plan, shall be deemed, by virtue of such holder's acceptance of the Plan, acceptance of the Plan by such holder's Class, or such holder's receipt of a distribution of property or acceptance of rights granted under the Plan, to have unconditionally waived, discharged and released all rights, claims, and causes of action that such holder had or might have had against the Debtor;

provided, however, that (x) notwithstanding anything to the contrary contained in this Section 11.6, neither the directors nor the officers of the Debtor are released or discharged from any claims which any holder of any Claim or Interest may have against any such director or officer, (y) the releases set forth in this Section 11.6 do not extend to liabilities with respect to the Payless Cashways, Inc. Amended Retirement Plan (the "Pension Plan"), and (z) such waiver, discharge and release shall not apply to any debt instruments or securities of the Debtor distributed pursuant to the Plan.

         11.7. Release of Bank Parties. Notwithstanding Section 11.6 of the Plan, on the Confirmation Date, but as of, and subject to the occurrence of, the Effective Date, the Debtor (on its own behalf, and on behalf of all the Debtor's shareholders derivatively) and every holder of a Claim or Interest hereby irrevocably waive, release and discharge all current and former Existing Lenders and DIP Lenders, the Underwriters, the Prepetition Agent, the Agent and any predecessor Prepetition Agent or Agent, CIBC as Hedging Bank and Letter of Credit Bank under the Existing Credit Facility, the holders of Cash Management Obligations under the Existing Credit Facility, the Fronting Banks under the DIP Facility, the former Foreign Exchange Bank under the Existing Credit Facility, and all persons or entities who were their respective directors, officers, employees, agents, advisors, professional persons, representatives, parent corporations, subsidiaries and affiliates (collectively, the "Bank Parties"), from any and all causes of action, claims and other liabilities based upon any act or omission related to the Debtor and its business affairs, including, without limitation, any extensions of credit or other financial services or accommodations made or not made to the Debtor prior to the Effective Date. The Confirmation Order shall specifically provide for the foregoing releases and shall enjoin the prosecution of any such released claim, causes of action or liability.

         11.8. Survival of obligations pursuant to the Pension Plan. On the Confirmation Date and thereafter, the Debtor shall continue to maintain the Pension Plan for the benefit of its employees (including complying with statutory minimum funding requirements). Accordingly, the obligations of the Debtor with respect to the Pension Plan shall not be discharged or impaired by confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan as obligations of the Company.

                                ARTICLE XII.

                  PROVISIONS RELATING TO CORPORATE STRUCTURE
                       OF THE COMPANY UPON CONSUMMATION

         12.1. Certificate of Incorporation. The certificate of incorporation of the Company shall, as of Effective Date, become effective as provided in Section
6.1 of the Plan. The certificate of incorporation of the Company shall as of the Effective Date be amended, consistent with ss. 1123(a)(6) of the Code, to prohibit the issuance of non-voting equity securities.

         12.2. Cancellation of Agreements and Interests. On the Effective Date, all Old Payless Preferred Stock, Old Payless Common Stock, any unexercised rights to purchase Old Payless Preferred Stock or Old Payless Common Stock and agreements relating to the Existing Credit Facility (except to the extent provided for in the New Credit Agreement), the Existing Prudential Facility and the Existing Synthetic Lease Facility then outstanding (other than any mortgages, deeds of trust and security and pledge agreements which may be amended and restated or otherwise remain in effect) shall be deemed cancelled and of no further force or effect, except as evidence of the entitlement of the holder thereof to receive distributions of property from the Debtor under the Plan.

         12.3. Cancellation of Senior Subordinated Note Indentures. The rights and obligations of Payless under the Senior Subordinated Note Indenture and the Senior Subordinated Notes issued thereunder shall be terminated and cancelled as of the Effective Date.

         12.4. Cancellation of Stock Options. Immediately after the Effective Date, all stock options referred to in Section 3.8 of the Plan shall be deemed cancelled and of no further force or effect.

         12.5. Stock Trading. The Company shall use its best efforts to have the New Payless Common Stock traded on the Nasdaq National Market System.

         12.6. Corporate Reorganization. Substantially contemporaneously with the Effective Date, the Corporate Reorganization, if any, shall be consummated. As set forth in Section 14.12 of the Plan, no further action by stockholders or directors of Debtor or otherwise shall be required in respect of the Corporate Reorganization.

                                 ARTICLE XIII.

                          RETENTION OF JURISDICTION

         13.1. After the Effective Date, the Bankruptcy Court shall retain jurisdiction of the Chapter 11 Cases pursuant to and for the purposes of ss.ss. 105(a) and 1127 of the Code and for the following purposes, inter alia:

         (a) To consider any modification of the Plan under ss. 1127 of the Code;

         (b) To determine any and all objections to the allowance of Claims and/or Interests;

         (c) To determine any and all fee requests of professionals made pursuant toss.ss. 330 and 503(b) of the Code;

         (d) To determine any and all applications pending on the Confirmation Date for the rejection and disaffirmance or assumption or assignment of executory contracts, or any such items contained in the list referred to in Section 8.1 of the Plan, and the allowance of Claims resulting therefrom;

         (e) To determine all controversies and disputes arising under, or in connection with, the Plan and all agreements or releases referred to in the Plan;

         (f) To determine any and all applications, contested matters or adversary proceedings pending on the Confirmation Date or filed thereafter seeking to adjudicate the relative interests and priorities in and to property of the Debtor's estate or otherwise;

         (g) To effectuate payments under, and performance of, the provisions of the Plan; and

         (h) To determine such other matters and for such other purposes as may be provided for in the Confirmation Order.

                                     ARTICLE XIV.

                               MISCELLANEOUS PROVISIONS

         14.1. Governing Law. Except to the extent the Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with, the laws of the State of Missouri.

         14.2. Headings. The headings of the Articles, Sections and subsections of this Plan are inserted for convenience only and shall not affect the interpretation of the Plan.

         14.3. Successors and assigns. This Plan and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         14.4. Notices. Any notice, demand, claim, or other communication under this Plan shall be in writing and shall be deemed to have been given upon personal delivery thereof, or upon the fifth (5th) day following mailing thereof, if sent by registered mail, return receipt requested, postage prepaid to the last known address of the party to whom such notice is given.

         14.5.  Amendment and modification.

         (a) Preconfirmation Amendment. The Debtor may modify the Plan at any time prior to the entry of the Confirmation Order, with the consent of the Required Existing Lenders and the Required Exit Lenders in their respective judgments reasonably exercised; provided that the Plan, as modified, and the disclosure statement pertaining thereto meet applicable Bankruptcy Code requirements.

         (b) Postconfirmation Amendment Not Requiring Resolicitation. After the entry of the Confirmation Order, the Debtor may modify the Plan to remedy any defect or omission or to reconcile any inconsistencies in the Plan or in the Confirmation Order, as may be necessary to carry out the purposes and effects of the Plan, provided that: (i) the Debtor obtains approval of the Bankruptcy Court for such modification, after notice and a hearing; and (ii) such modification shall not materially and adversely affect the interests, rights, treatment, or distributions of any Class of Allowed Claims or Allowed Interests under the Plan. Any waiver under Section 7.2 of the Plan shall not be considered to be a modification of this Plan and no further Court approval need be obtained.

         (c) Postconfirmation/Preconsummation Amendment Requiring Resolicitation. After the Confirmation Date and before the Effective Date of the Plan, the Debtor may modify the Plan in a way that materially and adversely affects the interests, rights, treatment, or distributions of a class of Claims or Interests; provided, however, that: (i) the Plan, as modified, meets applicable Bankruptcy Code requirements; (ii) the Debtor obtains Court approval for such modification, after notice and a hearing; (iii) such modification is accepted by at least two-thirds in amount, and more than one-half in number, of Allowed Claims and by at least two-thirds in amount of Allowed Interests voting in each Class adversely affected by such modification; and (iv) the Debtor complies with ss. 1125 of the Code with respect to the Plan as modified.

         14.6. Severability. Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan. In the event that any provision of the Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from signing the Confirmation Order, the Bankruptcy Court, on its own initiative or upon the request of a party in interest, may modify or amend or permit the modification or amendment of such provision, in whole or in part, as nec-essary to cure any defect or remove any impediment to the confirmation of the Plan existing by reason of such provision; provided, however, that any such modification or amendment shall in no way limit or affect the enforceability and operative effect of any or all other provisions of this Plan; and provided further that in the event of such modification or amendment the Debtor reserves its right to revoke and withdraw the Plan.

         14.7. Revocation and Withdrawal. The Debtor reserves the right to revoke and withdraw this Plan prior to the Confirmation Date. If the Debtor revokes or withdraws this Plan, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

         14.8. Time. In computing any period of time prescribed or allowed by this Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next succeeding Business Day.

         14.9. Rules of Construction. As used in the Plan, singular terms shall include the plural, plural terms shall include the singular, and masculine pronouns shall include all pronouns. Unless the Plan expressly provides otherwise, the rules set forth in ss. 102 of the Code shall govern interpretation of the provisions of the Plan.

         14.10. Consent. Wherever the Plan requires that a particular act be taken (or a particular act not be taken) with the consent of any person or persons, such consent shall be valid only if such consent has been given in writing and has been signed by the person or persons whose consent is required, or by such person's or persons' duly authorized representative; provided, however, that any consents given pursuant to Section 7.2 of the Plan may be given orally at any court hearing at which a transcript is taken, in lieu of any requirement of a writing. Consent given by a majority of the voting members of the Unsecured Creditors' Committee shall be deemed to be the consent of the Unsecured Creditors' Committee. Consent given by the holders of Allowed Claims and Allowed Interests of a Class meeting the acceptance standards set forth in ss. 1126 of the Code shall be deemed to be the consent of such Class.

         14.11. Dissolution of Unsecured Creditors' Committee and Equity Committee. Except as otherwise provided in any order of the Bankruptcy Court, on the later of the Effective Date or the date the new board of directors takes office, the duties of the Unsecured Creditors' Committee and the Equity Committee shall terminate, except with respect to any appeal of any order in the Chapter 11 Case, fee applications and any matters related to any proposed modifications of the Plan. Notwithstanding the foregoing, the financial advisors to the Unsecured Creditors' Committee shall continue to be paid by the Company through the Potential Standstill Period (as hereinafter defined) for purposes of monitoring on behalf of trade creditors those provisions of the Exit Facility which provide, upon the satisfaction of certain conditions, for a thirty day grace period with respect to financial covenant defaults, if any, during the first two fiscal quarters ending after the Effective Date (the "Potential Standstill Period").

         14.12. Corporate Action. The adoption of any new or amended and restated certificates of incorporation and by-laws of the Debtor or the Company and the other matters provided for under the Plan involving the corporate structure of the Debtor or the Company (including, without limitation, the Corporate Reorganization), or corporate action, as the case may be, to be taken by or required of the Debtor or the Company shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by stockholders or directors of the Debtor or the Company. Without limiting the foregoing, the Debtor and the Company shall be authorized, without any further act or action required, to issue all securities and any instruments required to be issued hereunder, including sufficient New Payless Common Stock in respect of any exercise of stock options referenced in Section 9.2 of the Plan.

         14.13. Effectuating Documents and Further Transactions. The Debtor shall be authorized to execute, deliver, file or record such documents, contracts, instruments, releases, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

         14.14. Limitation of Liability. Neither the Debtor, the Unsecured Creditors' Committee and the Equity Committee (including their respective members), the Bank Parties, nor any of their respective officers, directors, employees, agents, advisors, professional persons and representatives shall have or incur any liability to any entity for any action taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation, or consummation of the Plan, the Disclosure Statement, or any contract, release, or other agreement or document created or entered into, or any other action taken or omitted to be taken, in connection with the Plan; provided, however, that the provisions of this section shall have no effect on the liability of any entity that would otherwise result from any action or omission to the extent that such action or omission is determined in a final order of a court of competent jurisdiction to have constituted gross negligence or willful misconduct.

         14.15. Trustee's Compensation. The Trustee shall be entitled to receive, out of the distributions to be made pursuant to Section 4.4 or 4.5 of the Plan to the holders of Class 3A Claims or Class 3B Claims, in each case in respect of the Senior Subordinated Notes, such compensation for its services and reimbursement for its expenses (including fees and expenses of its Counsel) as shall be found to be reasonable by the Bankruptcy Court pursuant to ss. 1129(a)(4) of the Code. To secure its right to receive the payments described above in this Section 14.15, the Trustee shall have a lien prior to the interest of the holders of Class 3A Claims or Class 3B Claims, in each case in respect of the Senior Subordinated Notes, on all distributions to be made pursuant to
Section 4.4 or 4.5 of the Plan to such holders, and in connection therewith, notwithstanding anything to the contrary contained in the Plan, all such distributions shall be paid by the Debtor to the Trustee for further distribution by the Trustee to such holders. Such lien shall survive the satisfaction and discharge of the Senior Subordinated Note Indenture.

Dated:  Kansas City, Missouri
         October 9, 1997

                                      Submitted by:

                                      PAYLESS CASHWAYS, INC.


                                      By:  /s/ David Stanley
                                         --------------------------------------
                                         David Stanley
                                         Chief Executive Officer